EXHIBIT 99.1

NEWS RELEASE
	Contacts:	Gregg Piontek Vice President and Chief Financial Officer Newpark Resources, Inc. gpiontek@newpark.com 281-362-6800
FOR IMMEDIATE RELEASE

NEWPARK RESOURCES ANNOUNCES RETIREMENT OF BOARD MEMBER
THE WOODLANDS, TX - FEBRUARY 21, 2019 - Newpark Resources, Inc. (NYSE: NR) today announced that after 13 years of service, Gary L. Warren informed the Nominating and Corporate Governance Committee of the Company’s Board of Directors, that he intends to retire following the Annual Meeting of Stockholders in May 2019.
Tony Best, Chairman of Newpark’s Board of Directors, stated, “We would like to thank Gary for his many contributions to Newpark during his 13 years of service as a member of the Board of Directors. Gary’s leadership and invaluable insights were instrumental to the Company’s transformation, as we navigated through one of the most challenging downturns and emerged a stronger and more diversified company. We wish Gary the best in his retirement.”
Newpark Resources, Inc. is a worldwide provider of value-added fluids systems and composite matting systems used in oilfield and other commercial markets. For more information, visit our website at www.newpark.com.